EXHIBIT (23-2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Superior Bancorp of our report dated March 16, 2007, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Superior Bancorp for the year ended December 31, 2008.

/s/ Carr, Riggs & Ingram, LLC
Dothan, Alabama
September 4, 2009